UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 23, 2012

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1370 Avenue of the Americas, Suite 902
New York, New York 10019
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (858) 699-8313.

One E-Commerce Corporation
(Former Name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Share Exchange Agreement

On February 23, 2012, Islet Sciences, Inc., a Nevada corporation (formerly One E-Commerce Corporation, the “Company”) and its wholly-owned subsidiary Islet Sciences, Inc., a Delaware corporation, entered into a Share Exchange Agreement with DiaKine Therapeutics, Inc., a Delaware corporation (“DTI”), and shareholders of DTI, whereby the Company agreed to issue to the DTI shareholders an aggregate of 200,000 shares of its newly designated shares of Series C preferred stock in exchange for all issued and outstanding shares of DTI. The Company also agreed to issue to certain creditors of DTI 100,000 shares of its common stock for no additional consideration in satisfaction of DTI’s liabilities outstanding as of the closing under the agreement.

The holders of the Series C preferred stock are entitled to vote together with the holders of the Company’s common stock, with each such holder entitled to the number of votes equal to the number of shares of the Company’s common stock into which such Series C preferred stock would be converted if converted on the record date for the taking of a vote. Holders of Series C preferred stock are entitled to receive an aggregate liquidation preference of $3,000,000 payable in cash in preference to holders of common stock and any other series of preferred stock. Each share of Series C preferred stock is convertible into 10 shares of common stock. If the closing price of the common stock for ten consecutive trading days immediately preceding the conversion is greater than or equal to $1.50 (as adjusted for any stock dividends, combinations, splits, and recapitalizations) on the primary trading market on which the common stock is then listed or quoted, then the outstanding shares of Series C preferred stock shall be converted automatically into shares of common stock.

The Share Exchange Agreement contains representations and warranties by the parties which are customary for transactions of this type including: organization, good standing and qualification to do business; capitalization; subsidiaries, authorization and enforceability of the transaction and transaction documents; financial condition; valid issuance of stock, consents being obtained or not required to consummate the transaction; litigation; compliance with securities laws; the filing of required tax returns; and no brokers used.

Lockup Agreements

In connection with the Share Exchange Agreement, the Company also entered into a series of Lockup Agreements with DTI stockholders.

Under such Lockup Agreements, each DTI stockholder agreed not to offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly) of any shares of Series C preferred stock or common stock into which shares of Series C preferred stock are convertible, until six months after the closing date.

The foregoing description of the share exchange agreement and lock up agreements is qualified in its entirety by the text of the agreements which is annexed hereto as Exhibits 10.1 and 10.2, respectively.

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ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Share Exchange Agreement dated February 23, 2012.

10.2	Form of Lock-Up Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: February 29, 2012	By:	/s/ John Steel
John Steel
Chief Executive Officer

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